SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report:  January 25, 2006

(Date of earliest event reported)

First Regional Bancorp

(Exact name of registrant as specified in its charter)

California	000-10232	95-3582843
(State of	(Commission File Number)	(IRS Employer
incorporation)	Identification No.)

1801 Century Park East, Suite 800

Los Angeles, California  90067

(Address of principal executive offices, including zip code)

(310) 552-1776

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

(a)           First Regional Bancorp issued a press release on January 25, 2006 announcing its financial results for the quarter and year ended December 31, 2005.  The press release is furnished as Exhibit 99 and is hereby incorporated by reference in its entirety.

Item 7.01 Regulation FD Disclosure.

During the quarter ended December 31, 2005, the issuer’s subsidiary, First Regional Bank, recorded a charge of $283,000, which charge is reflected in “Other operating expenses” in the Consolidated Statements of Operations (Unaudited) for the three months and twelve months ended December 31, 2005.  The charge was recorded to add to a special reserve which the Bank previously established in connection with the termination of certain business operations of the Bank’s Merchant Services division.  The $283,000 provision brings the balance of the special reserve to $1,033,000, up from the prior balance as of September 30, 2005 of $750,000.

The $1,033,000 reserve represents approximately 65% of an amount, approximately $1.59 million, that the Bank has been carrying as a receivable due from an outside service provider.  While the Bank believes that it is entitled to the entire approximately $1.59 million, the Bank established the reserve due to the uncertain and protracted timing of collection.

The Bank continues to pursue its collection efforts and will continue to monitor the status of the reserve based upon the success of such collection efforts.  From time to time, depending on the results of such collection efforts, the Bank expects that it will evaluate whether the size of the reserve should be increased, reduced or eliminated.  Any such adjustment will either result in a charge to earnings or a recovery.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

99                                    Press Release of First Regional Bancorp, dated January 25, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2006

FIRST REGIONAL BANCORP

	By:	/s/ Thomas E. McCullough
Thomas E. McCullough
Corporate Secretary

Exhibit Index
99	Press Release of First Regional Bancorp, dated January 25, 2006